VioQuest Pharmaceuticals Reports Fourth Quarter and Full Year 2007 Financial Results

BASKING RIDGE, N.J., March 31, 2008 - VioQuest Pharmaceuticals (OTCBB: VQPH) today reported its financial results for the fourth quarter and year ended December 31, 2007 and provided an update on recent corporate and clinical activities.

Recent Corporate Highlights:

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Seven preclinical abstracts involving VQD-002 (triciribine phosphate monohydrate, or TCN-P) are expected to be the subject of oral or poster presentations at the Annual Meeting of the American Association for Cancer Research (AACR), being held April 12-16, 2008 in San Diego.

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The American Society of Clinical Oncology (ASCO) has accepted for oral presentation the Company's abstract for Lenocta™ (sodium stibogluconate) titled “Phase I dose escalation study of sodium stibogluconate (SSG), a protein tyrosine phosphatase inhibitor, combined with interferon-alpha for patients with solid tumors”, which is scheduled to be presented at the 44th ASCO Annual Meeting, May 30 - June 3, 2008 in Chicago, Illinois.

•	The publication of preclinical data demonstrating that VQD-002 disrupts a specific signaling pathway associated with resistance to cisplatin and cancer cell survival in ovarian cancer.
•	Received FDA orphan drug designation for VQD-002 for the treatment of multiple myeloma.
•	Initiated patient enrollment for the Company’s Phase IIa clinical study of Lenocta in combination with interferon alpha in patients with melanoma, renal cell carcinoma and other solid tumors.
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Presented favorable interim results from a Phase I clinical trial demonstrating that VQD-002 is well-tolerated and shows signs of clinical activity in patients with advanced leukemias at the 49th Annual Meeting of the American Society for Hematology.

•	Presented preliminary Phase I clinical data on both Lenocta and VQD-002 at the AACR-NCI-EORTC International Conference.
•	The publication of preclinical data demonstrating that VQD-002 disrupts a specific signaling pathway associated with resistance to trastuzumab (Herceptin®) in breast cancer.

•	Secured approximately $0.7 million of aggregate funding from accredited investors through the private placement of preferred stock and warrants during March 2008.
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Executed an agreement with Medical Device Consultants, Inc. (MDCI) for MDCI to assist VioQuest in obtaining United States Food and Drug Administration (FDA) 510(k) clearance to market Xyfid™ (1% uracil topical).

•	Appointed Michael D. Becker as President and CEO and member of the Board of Directors.

“In recent months we have achieved several important clinical and regulatory milestones with our pipeline and are proceeding with recent plans to submit a 510(k) application to the FDA for Xyfid around the middle of 2008,'' stated Michael D. Becker, President and Chief Executive Officer. “Through the 510(k) application, we will be seeking marketing clearance for Xyfid, a 1% uracil topical agent, as a prescription only product for use in treating dry skin conditions and to manage the burning and itching associated with various dermatoses. If cleared by the FDA, Xyfid will represent the Company's first commercial product. We are optimistic about the prospects for Xyfid and are actively pursuing all avenues of business development, including potential licensing deals and other alternatives.”

The Company reported a loss from continuing operations for the three months ended December 31, 2007, of approximately $3 million, or $0.23 per share, compared to a loss of approximately $2 million, or $0.13 per share, in the same period of 2006. For the year ended December 31, 2007, the Company reported a loss from continuing operations of $10.6 million, or $0.23 per share, compared to a loss of $5.2 million, or $0.13 per share in fiscal 2006. The increased loss from continuing operations was primarily due to increased research and development expenses related to clinical activities.

In March 2008, the Company completed an initial closing of an equity financing raising approximately $0.7 million of aggregate funding through the private placement of preferred stock and warrants. As of December 31, 2007, VioQuest’s cash and cash equivalents and short-term investments were $0.7 million compared to $2.9 million at December 31, 2006. The Company’s continued operations will depend on its ability to raise additional funds through various potential sources such as equity and debt financing and/or a strategic partnership.

About VioQuest Pharmaceuticals
VioQuest Pharmaceuticals is a New Jersey-based biotechnology company dedicated to becoming a recognized leader in the successful development of novel drug therapies targeting both the molecular basis of cancer and side effects of treatment. VioQuest’s oncology portfolio includes: Xyfid™ (1% uracil topical), for the treatment and prevention of Hand-Foot Syndrome, a common side effect from certain chemotherapy treatments, and to treat dry skin conditions and manage the burning and itching associated with various dermatoses; VQD-002 (triciribine phosphate monohydrate), a targeted inhibitor of Akt activation; and Lenocta™ (sodium stibogluconate), an inhibitor of certain protein tyrosine phosphatases such as SHP-1, SHP-2, and PTP1B.

Further information about VioQuest can be found at www.vioquestpharm.com.

This press release contains forward-looking statements that involve risks and uncertainties that could cause VioQuest's actual results and experiences to differ materially from the anticipated results and expectations expressed in these forward-looking statements. These forward-looking statements concern the timing, progress and results of the clinical development, regulatory processes, potential clinical trial initiations of VioQuest’s product candidates, as well as the potential role these product candidates may play in the treatment of cancers. These statements are often, but not always, made through the use of words or phrases such as anticipates, expects, plans, believes, intends, and similar words or phrases. These statements are based on current expectations, forecasts and assumptions that are subject to risks and uncertainties, which could cause actual outcomes and results to differ materially from these statements. These statements are subject to various risks and uncertainties and include VioQuest’s immediate need for additional capital to cover its current obligations and future operating expenses and fund its clinical development programs, the possibility that the results of clinical trials will not support VioQuest's claims, the possibility that VioQuest's development efforts relating to its product candidates will not be successful, the inability to obtain regulatory approval of VioQuest's product candidates, VioQuest's reliance on third-party researchers to develop its product candidates, its lack of experience in developing and commercializing pharmaceutical products, and the possibility that its licenses to develop and commercialize its product candidates may be terminated. Additional risks are described in VioQuest's Annual Report on Form 10-KSB for the year ended December 31, 2007. VioQuest assumes no obligation and does not intend to update these forward-looking statements, except as required by law.

Contact information:

For investors:
Brian Lenz
Chief Financial Officer
908-766-4400 ext. 117
brian.lenz@vioquestpharm.com